Exhibit 1.3

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

2022 FIRST QUARTER RESULTS

The unaudited results and performance indicators of the Group for the first quarter of 2022:

•Operating revenue was RMB227.3 billion, up by 14.6% over the same period last year; of which, revenue from telecommunications services was RMB193.8 billion, up by 9.1% over the same period last year

•Profit attributable to equity shareholders was RMB25.6 billion, up by 6.5% over the same period last year

•EBITDA was RMB76.1 billion, up by 5.6% over the same period last year

•Mobile customers amounted to 967 million; of which, 5G package customers amounted to 467 million

•Wireline broadband customers amounted to 249 million

SELECTED UNAUDITED KEY PERFORMANCE INDICATORS

Financial Data

	For the period from 1 January 2022 to 31 March 2022	For the period from 1 January 2021 to 31 March 2021	Change

Operating Revenue (RMB)	227.3 billion	198.4 billion	14.6%
Of which, Revenue from
Telecommunications Services (RMB)	193.8 billion	177.7 billion	9.1%
Sales of Products and Others (RMB)	33.5 billion	20.8 billion	61.6%
EBITDA (RMB)	76.1 billion	72.1 billion	5.6%
EBITDA Margin	33.5%	36.3%
Profit before Taxation (RMB)	33.6 billion	31.5 billion	6.9%
Profit Attributable to Equity Shareholders (RMB)	25.6 billion	24.1 billion	6.5%
Margin of Profit Attributable to Equity Shareholders	11.3%	12.1%

Operating Data

	As at 31 March 2022/ For the period from 1 January 2022 to 31 March 2022	As at 31 December 2021/ For the period from 1 October 2021 to 31 December 2021

Mobile Business
Total Customers	967 million	957 million
Net Additional Customers *	9.75 million	1.19 million
5G Package Customers	467 million	387 million
5G Network Customers **	233 million	207 million
Average Revenue per User per Month (ARPU) (RMB/user/month) *	47.5	45.0
Total Voice Usage (minutes) *	708.6 billion	750.0 billion
Average Minutes of Usage per User per Month (MOU) (minutes/user/month) *	249	259
Handset Data Traffic (GB) *	32.6 billion	34.0 billion
Average Handset Data Traffic per User per Month (DOU)
(GB/user/month) *	13.0	13.4
SMS Usage (messages) *	224.3 billion	239.7 billion

Wireline Broadband Business
Total Customers	249 million	240 million
Net Additional Customers *	8.99 million	4.75 million
Average Revenue per User per Month (ARPU) (RMB/user/month) *	32.4	34.5

*	for the relevant reporting period
**	5G network customers are mobile customers who have used the 5G network in the current month and stayed on the network at the end of the month

In the first quarter of 2022, the Group continued to pursue stable progress while forging ahead with a steadfast focus on innovation-driven development. It continued to implement its scale-based and value-oriented operating practices in greater depth, and drove the comprehensive and integrated development of CHBN1 markets. At the same time, the Group has stepped up efforts to build a new information service system of “connectivity, computing force and ability” and to uphold its overarching strategy of becoming a world-class enterprise by building a dynamic “Powerhouse”. Thanks to these efforts, the Group’s key operating performance indicators followed the favourable growth momentum of last year.

For the “Customer” market, the Group furthered the integrated operation of data access, applications and customer benefits. It expedited channel transformation, and implemented more measures to launch precision marketing and to generate revenue from members. Its customer base remained solid, with ongoing enhancements to customer structure and value. As at 31 March 2022, the total number of mobile customers was around 967 million, of which the total numbers of 5G package customers and 5G network customers reached 467 million and 233 million respectively, and this set of numbers has demonstrated the continuous optimization of the Group’s customer structure. During the first quarter of the year, data traffic business maintained favourable growth momentum with handset data traffic recording a year-on-year increase of 20.7% and handset data DOU amounting to 13.0GB. Total voice usage decreased by 1.1% year-on-year to 708.6 billion minutes, while SMS usage increased by 6.2% year-on-year to 224.3 billion messages. Mobile ARPU increased by 0.3% year-on-year to RMB47.5 for the first quarter of the year. The Group will continue to place a focus on value-oriented operating practices and promote product innovation, striving to achieve stable and healthy growth in mobile ARPU for the full year of 2022.

For the “Home” market, the Group continued to delve into the value upside of the “full-gigabit network + cloud-based applications” service suite, with ongoing efforts to increase the proportion of its gigabit broadband business and strengthen its content development. It has also taken steps to continuously enhance the penetration of its digital set-top box service “Mobaihe”, stimulate the subscription for its value-added services, explore new and innovative smart home applications, and convert scale advantage into value advantage. As at 31 March 2022, the total number of wireline broadband customers was 249 million, with a quarterly net increase of 8.99 million; of which, the total number of household broadband customers was 225 million, with a quarterly net increase of 7.27 million. For the first quarter of the year, wireline broadband ARPU grew by 1.8% year-on-year to RMB32.4. Household broadband blended ARPU grew by 5.3% year-on-year to RMB37.8.

The “Business” market maintained robust revenue growth momentum following the Group’s endeavours to foster the scale and integrated development of networks, cloud and DICT (data, information and communications technology), to nurture differentiated advantages of mobile cloud business, to comprehensively enhance its market competitiveness in the information service industry and to promote large-scale replication of industrial products with high usage and value. For the first quarter of the year, DICT revenue grew by 50.9% year-on-year to RMB23.7 billion.

[1]	CHBN refers to the “Customer” market (C), the “Home” market (H), the “Business” market (B) and the “New” market (N).

The Group saw a good start for 2022 with telecommunications services revenue growing by 9.1% year-on-year to RMB193.8 billion for the first quarter of 2022. The Group’s revenue from sales of products and others increased by 61.6% year-on-year to RMB33.5 billion for the first quarter of the year, which was mainly attributable to the buoyant growth in handset sales.

Profit attributable to equity shareholders increased by 6.5% year-on-year to RMB25.6 billion for the first quarter of 2022. Margin of profit attributable to equity shareholders was 11.3%. EBITDA2 went up by 5.6% year-on-year to RMB76.1 billion, with EBITDA as a percentage of telecommunications services revenue standing at 39.3%.

Following the large scale operation of 5G, the Group expects that its network operation and support expenses will increase at a relatively high rate. As the Group scales up the development of DICT and other information services, there will also be a robust demand for resources relating to business transformation and upgrade. The Group will continue to explore new sources to increase revenue, and at the same time take measures to lower costs and enhance efficiency. It will also precisely allocate its resources by ensuring a sufficient budget for areas essential to promote growth, while reducing and controlling expenses on certain selected areas. While making an all-out effort to press ahead with key plans, the Group will strive to achieve favourable growth in telecommunications services revenue and net profit for the full year of 2022, maintain good profitability and continuously create value for investors.

[2]	EBITDA = profit from operations + depreciation and amortization

GROUP RESULTS

China Mobile Limited (the “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (the “Group”) for the three months ended 31 March 2022, which have been prepared in accordance with International Financial Reporting Standards.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the three months ended 31 March 2022

(Expressed in Renminbi (“RMB”))

	Three months ended 31 March
	2022	2021
	Million	Million

Operating revenue
Revenue from telecommunications services	193,754	177,663
Revenue from sales of products and others	33,566	20,766

	227,320	198,429

Operating expenses
Network operation and support expenses	67,746	58,405
Depreciation and amortization	51,474	48,419
Employee benefit and related expenses	29,969	26,145
Selling expenses	11,592	11,211
Cost of products sold	31,040	20,743
Other operating expenses	10,878	9,849

	202,699	174,772

Profit from operations	24,621	23,657

Other gains	1,539	1,084
Interest and other income	4,022	3,685
Finance costs	(599)	(721)
Income from investments accounted for using the equity method	4,059	3,778

Profit before taxation	33,642	31,483

Taxation	(7,986)	(7,399)

PROFIT FOR THE PERIOD	25,656	24,084

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (CONTINUED)

for the three months ended 31 March 2022

(Expressed in RMB)

	Three months ended 31 March
	2022	2021
	Million	Million

Other comprehensive income for the period, net of tax:
Items that will not be subsequently reclassified to profit or loss
Changes in the fair value of financial assets measured at fair value through other comprehensive income	(151)	(234)
Share of other comprehensive (loss)/income of investments accounted for using the equity method	(7)	45

Items that may be subsequently reclassified to profit or loss
Currency translation differences	(215)	309
Share of other comprehensive loss of investments accounted for using the equity method	(236)	(18)

TOTAL COMPREHENSIVE INCOME FOR THE PERIOD	25,047	24,186

Profit attributable to:
Equity shareholders of the Company	25,624	24,056
Non-controlling interests	32	28

PROFIT FOR THE PERIOD	25,656	24,084

Total comprehensive income attributable to:
Equity shareholders of the Company	25,015	24,158
Non-controlling interests	32	28

TOTAL COMPREHENSIVE INCOME FOR THE PERIOD	25,047	24,186

Earnings per share – Basic	RMB1.20	RMB1.17

Earnings per share – Diluted	RMB1.20	RMB1.17

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

as at 31 March 2022

(Expressed in RMB)

	As at 31 March 2022	As at 31 December 2021
	Million	Million

Assets
Non-current assets
Property, plant and equipment	703,284	723,305
Construction in progress	90,688	71,742
Right-of-use assets	58,329	55,350
Land use rights	15,642	15,739
Goodwill	35,344	35,344
Other intangible assets	7,697	8,171
Investments accounted for using the equity method	173,168	169,556
Deferred tax assets	43,333	43,216
Financial assets measured at fair value through other comprehensive income	533	689
Financial assets measured at fair value through profit or loss	79,210	78,600
Restricted bank deposits	5,146	7,046
Other non-current assets	29,415	37,198

	1,241,789	1,245,956

Current assets
Inventories	17,214	10,203
Contract assets	7,522	6,551
Accounts receivable	48,352	34,668
Other receivables	9,204	10,137
Amount due from ultimate holding company	2,114	2,612
Prepayments and other current assets	28,395	28,291
Prepaid income tax	717	875
Other financial assets measured at amortized cost	39,318	33,884
Financial assets measured at fair value through profit or loss	123,323	132,995
Restricted bank deposits	1,864	2,163
Bank deposits	77,874	89,049
Cash and cash equivalents	283,114	243,943

	639,011	595,371

Total assets	1,880,800	1,841,327

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET (CONTINUED)

as at 31 March 2022

(Expressed in RMB)

	As at 31 March 2022	As at 31 December 2021
	Million	Million

Equity and liabilities
Liabilities
Current liabilities
Accounts payable	167,075	152,712
Bills payable	12,723	12,747
Contract liabilities	91,639	79,068
Accrued expenses and other payables	222,002	274,509
Amount due to ultimate holding company	8,834	23,478
Income tax payable	12,948	13,575
Lease liabilities	28,444	26,059

	543,665	582,148

Non-current liabilities
Lease liabilities – non-current	32,673	30,922
Deferred revenue	8,475	8,487
Deferred tax liabilities	2,623	2,369
Other non-current liabilities	7,235	7,109

	51,006	48,887

Total liabilities	594,671	631,035

Equity
Share capital	453,504	402,130
Reserves	828,651	804,220

Total equity attributable to equity shareholders of the Company	1,282,155	1,206,350

Non-controlling interests	3,974	3,942

Total equity	1,286,129	1,210,292

Total equity and liabilities	1,880,800	1,841,327

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

for the three months ended 31 March 2022

(Expressed in RMB)

	Three months ended 31 March
	2022	2021
	Million	Million

Operating activities

Profit before taxation	33,642	31,483
Adjustments for:
– Depreciation and amortization	51,474	48,419
– Interest and other income	(4,022)	(3,685)
– Finance costs	599	721
– Income from investments accounted for using the equity method	(4,059)	(3,778)
– Others	3,320	2,655

Operating cash flows before changes in working capital	80,954	75,815

Changes in working capital
– Increase in inventories	(7,248)	(2,131)
– (Increase)/decrease in contract assets	(900)	264
– Increase in accounts receivable	(16,503)	(11,721)
– Increase in accounts payable	18,452	16,218
– Increase in contract liabilities	12,571	13,312
– Others	(1,282)	(10,252)

Cash generated from operations	86,044	81,505

Tax paid
– The mainland of China and other countries and regions’ enterprise income tax paid	(8,165)	(5,190)
– Hong Kong profits tax paid	(109)	(43)

Net cash generated from operating activities	77,770	76,272

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

for the three months ended 31 March 2022

(Expressed in RMB)

	Three months ended 31 March
	2022	2021
	Million	Million

Investing activities

Payment for property, plant and equipment	(40,438)	(32,413)
Payment for land use rights	(22)	(3)
Payment for other intangible assets	(404)	(1,339)
Proceeds from disposal and write-off of property, plant and equipment	65	112
Decrease in bank deposits	12,433	10,322
(Increase)/decrease in other financial assets measured at amortized cost	(4,927)	10,431
(Increase)/decrease in restricted bank deposits (excluding deposited customer reserves)	(12)	1,687
Interest and other finance income received	2,172	3,286
Dividends received from investments accounted for using the equity method	131	89
Purchase of financial assets measured at fair value through profit or loss	(34,400)	(29,767)
Proceeds from disposal of financial assets measured at fair value through profit or loss	44,985	29,933

Net cash used in investing activities	(20,417)	(7,662)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

for the three months ended 31 March 2022

(Expressed in RMB)

	Three months ended 31 March
	2022	2021
	Million	Million

Financing activities

Subscription funds received from issuance of RMB Shares	3,252	–
Interest paid in relation to short-term deposits placed by CMCC Group	(23)	(44)
Net repayment of short-term deposits placed by CMCC Group	(14,350)	(17,857)
Repayment of principal and interest of lease liabilities	(6,283)	(6,325)
Payment for purchase of own shares	(707)	–
Others	(16)	(13)

Net cash used in financing activities	(18,127)	(24,239)

Net increase in cash and cash equivalents	39,226	44,371

Cash and cash equivalents, beginning of period	243,943	212,729

Effect of changes in foreign exchange rate	(55)	107

Cash and cash equivalents, end of period	283,114	257,207

The Board wishes to remind investors that the above results and performance indicators are based on the Group’s unaudited management accounts. Investors are cautioned not to unduly rely on such data.

In the meantime, investors are advised to exercise caution in dealing in the securities of the Company.

By Order of the Board
China Mobile Limited
Yang Jie
Chairman

Hong Kong, 21 April 2022

FORWARD-LOOKING STATEMENTS

Certain statements contained in this announcement may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from those implied by such forward-looking statements. In addition, the Company does not intend to update these forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.

As at the date of this announcement, the Board of Directors of the Company comprises
Mr. Yang Jie, Mr. Dong Xin and Mr. Li Ronghua as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.